(As filed February 3, 2000)

                                                                File No. 70-9605


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 Amendment No.1
                                       to
                             APPLICATION/DECLARATION
                                       on
                                   FORM U-1/A

                                      under

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                               EASTERN ENTERPRISES
                                9 Riverside Road
                           Weston, Massachusetts 02493

                                ENERGYNORTH, INC.
                                 1260 Elm Street
                                   P.O Box 329
                         Manchester, New Hampshire 03105


          ------------------------------------------------------------
                 (Names of companies filing this statement and
                    addresses of principal executive offices)

                                      NONE.
          ------------------------------------------------------------

                 (Name of top registered holding company parent
                         of each applicant or declarant)

L. William Law, Jr., Esq.                       Michelle L. Chicoine
Senior Vice President and General Counsel       Executive Vice President
Eastern Enterprises                             EnergyNorth, Inc.
9 Riverside Road                                1260 Elm Street
Weston, Massachusetts  02493                    Manchester, New Hampshire 03101


          ------------------------------------------------------------
                   (Names and addresses of agents for service)

        The Commission is requested to send copies of all notices, orders and other communications to:

Andrew F. MacDonald, Esq.                       Richard A. Samuels, Esq.
Thelen Reid & Priest LLP                        McLane, Graf, Raulerson &
701 Pennsylvania Ave., N.W.                       Middleton P.A.
Washington, D.C.  20004                         900 Elm Street
                                                P.O. Box 326
                                                Manchester, New Hampshire  03105

          The Application/Declaration filed in this proceeding on January 5, 2000, is hereby amended in order to file the following exhibits, as listed in
ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS:
        ---------------------------------

          C Registration Statement of Eastern on Form S-4, dated January 28, 2000, including all financial statements and exhibits thereto, with respect to common stock of Eastern (including the Proxy Statement to be distributed to shareholders of EnergyNorth in connection with the annual meeting) (Incorporated by reference to File. No. 333-95693).

          E Map of service territories of ENGI, Colonial Gas, Boston Gas, and Essex Gas. (Paper format filing - filed with Form SE).

          I-1       Organizational Chart of Eastern and Subsidiaries.

          I-2       Organizational Chart of EnergyNorth and Subsidiaries.


                                   SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                        EASTERN ENTERPRISES

                                        /s/ Walter J. Flaherty
                                        ----------------------
                                        Name:  Walter J. Flaherty
                                        Title: Executive Vice President and
                                                 Chief Financial Officer


                                        ENERGYNORTH, INC.

                                        /s/ Michelle L. Chicoine
                                        ------------------------
                                        Name:  Michelle L. Chicoine
                                        Title: Executive Vice President


Date:    February 3, 2000


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